ASSET PURCHASE AGREEMENT

     THIS AGREEMENT, made this 1st day of May A.D. 2000 BETWEEN Del Marva Fisheries, principals Richard L. Sheriff, James L. Gischel, and Theodore F. Bayer, (hereinafter called Seller), and Powernomics Enterprise Corporation, or its assignee or nominee (hereinafter called Buyer).

                                   WITNESSETH:

           That Seller hereby agrees to sell and convey to Buyer, who hereby agrees to purchase:

           ALL THAT CERTAIN lot or piece of ground known as NE Nealson Street, Hurlock, Maryland 21643, building affixed thereon, equipment, furnishings, supplies and all other assets (hereinafter called Assets) of Del Marva Fisheries, upon the following terms and conditions to wit:--

1. The price or consideration shall be Nine Hundred Fifty Thousand Dollars ($950,000) which shall be paid to the Seller by the Buyer in the way and manner following, to wit:

A. Ninety Five Thousand ($95,000) Dollars in cash upon the execution of this agreement receipt whereof is hereby acknowledged.

B. The balance thereof, Eight Hundred Fifty Five Thousand ($855,000) Dollars in cash or certified check at Settlement.

1. Deposit or hand moneys shall be paid to Del Marva Fisheries. In exchange for the deposit, Seller grants Buyer access to the premises, for the purposes of raising and selling fish. Seller will vacate premises and Buyer will purchase inventory.

2. The Assets are to be conveyed free and clear of all liens, encumbrances and easements, EXCEPTING HOWEVER, the following:-- Existing building restrictions, ordinances, easements of roads privileges or rights of public service companies, and any other -restrictions or conditions of record, if any provided existing structure and use are not in violation of same; otherwise the title to the herein described Assets shall be good and marketable or such as will be insured by any reputable Title Insurance Company in the County of Dorchester or the adjacent counties at the regular rates.

3. Settlement shall be made the earlier of December 31, 2000 or six (6) months from the Securities and Exchange Commission's declaration of effectiveness of the Buyers Initial Public Offering registration statement. If payment is not received by that date, Seller shall give written notice to Buyer, Buyer shall vacate premises, return any equipment in the same working condition as Buyer had received it and balance of purchase price ($855,000) shall be cancelled.


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4.   Taxes, and Water and Sewer rents, if any, shall be apportioned pro rata as of the date of Settlement. All Real Estate Transfer Taxes imposed by any governmental body shall be borne equally by Seller and Buyer.

5.   Tender of an executed deed and purchase money is hereby waived.

6. All equipment, furnishings, plumbing, heating and lighting fixtures, and systems appurtenant thereto, and forming a part thereof, as well as all ranges and other permanent fixtures, together with screens, shades and awnings, if any, and all trees, shrubbery and plants now in or on the Premises herein intended to be conveyed, unless specifically excepted in this agreement, are included in the sale and purchase price, and shall become the property of the Buyer upon signing of this agreement, provided same are in good condition and working order at the time Buyer takes possession.

7. Property and Casualty insurance shall be maintained by, and at the expense of, the Buyer and as of the date hereof policies shall be endorsed by the Insuring Company for the benefit of both Seller and Buyer, as their respective Interests may appear between the date of this agreement and the settlement hereof. Upon execution of this agreement, all liability incurred on or about the property shall become the responsibility of the Buyer, and the Seller disclaims any and all such liability.

8. In the event the Seller is unable to give a good and marketable title or such as will be insured by any reputable Title Insurance Company, as above set forth, Buyer shall have the option of taking such title as the Seller can give without abatement of price, or of being repaid all moneys paid on account by Buyer to Seller, and the Buyer shall also be reimbursed for any Title Company charges incurred; and in the latter event there shall be no further liability or obligation by either of the parties hereunder and this agreement shall become null and void.

9. Should the Buyer violate or fail to fulfill and perform any of the terms or conditions of this agreement then and in that case all sums paid by the Buyer on account of the purchase price or consideration herein shall be retained by the Seller as liquidated damages for such breach and the Seller and Buyer shall be released from all liability or obligation and this agreement shall become null and void.


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10.  Special Provision--Act of Assembly of May 11, 1959, P. L. 303# as amended--
     Applicable to cities of the first and second class:

The  Seller hereby certifies the following:

A. that the zoning classification of the above described property is C-2 Commercial.

B. that the present use of said property is in compliance with the Zoning Laws and Ordinances pertaining thereto;

C. that there are not outstanding any notices of an uncorrected violation of the House, Building, Safety or Fire Ordinances of this City;

D. that the Seller will furnish said Buyer with Certificates issued by the appropriate city officer indicating compliance (non-compliance) with the provisions of (a), (b) and (c) hereof


12. It is specifically understood that Buyer shall have the right to assign this agreement to any party or parties, with the consent of the Seller which consent will not be unreasonably withheld.


13. This agreement contains the whole agreement between the Seller and Buyer and there are no other terms, obligations covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever. It is agreed that the singular heretofore stated with respect to either the Seller or Buyer shall include the plural thereof

14. This agreement shall extend to and bind the heirs, executors, administrators, successors and assigns of the respective parties hereto.


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IN WITNESS WHEREOF the parties hereto have hereunto have set their hands and seals the day and year first above written.


BUYER: POWERNOMICS ENTERPRISE CORPORATION


By: __________________________(SEAL)    Witness: _____________________


SELLER:  DEL MARVA FISHERIES


By:        ________________________       (SEAL) Witness: ______________________
           Richard L. Sheriff



           ------------------------

           James L. Gischel


           ------------------------
           Theodore F. Bayer